Exhibit 10.17
AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (this “Agreement”) is dated as of June 5, 2019 by and between Axonics Modulation Technologies, Inc., a Delaware corporation (the “Company”), and Alfred Ford Jr. (“Executive”).
WHEREAS, Executive currently serves as Chief Commercial Officer of the Company pursuant to an Executive Employment Agreement dated November 15, 2017, with a term scheduled to end on December 31, 2021 (the “Original Employment Agreement”); and
WHEREAS, the Company and Executive desire to amend and restate the Original Employment Agreement in its entirety in accordance with the terms of this Agreement.
NOW, THEREFORE, in consideration of the premises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.DEFINED TERMS. Exhibit A to this Agreement sets forth defined terms for purposes of this Agreement.
2.EMPLOYMENT/TERM. The Company hereby employs Executive to perform the duties and responsibilities set forth below under Section 3 of this Agreement, and Executive hereby accepts such employment, in each case on the terms and conditions set forth in this Agreement. This Agreement shall commence on the Effective Date and remain in effect for five (5) years, unless earlier terminated pursuant to Section 5 of this Agreement (the “Term”).
3.POSITION AND DUTIES.
a.Description of Executive’s Position, Duties, Authorities, and Responsibilities. Executive shall serve as the Chief Commercial Officer of the Company. In such capacity, Executive shall (i) report to the Chief Executive Officer, (ii) devote Executive’s full professional time and attention, best efforts, energy and skills to the services required of Executive as an employee of the Company, except for paid time off taken in accordance with the Company’s policies and practices, and subject to the Company’s policies pertaining to reasonable periods of absence due to sickness, personal injury or other disability; (iii) use Executive’s best efforts to promote the interests of the Company; (iv) comply with all applicable governmental laws, rules and regulations and with all of the Company’s policies, rules and regulations applicable to employees of the Company; (v) participate in, and comply with all Company directives regarding, workplace investigations; and (vi) discharge Executive’s responsibilities in a diligent and faithful manner, consistent with sound business practices and in accordance with the Board’s directives.
b.Outside Boards. Executive shall obtain the written consent of the Board prior to serving on corporate, civic or charitable boards or committees. This Section 3.b shall not be construed as preventing Executive from serving on the corporate, civic or charitable boards or committees on which Executive serves as of the Effective Date and which have been previously disclosed to the Board in writing; provided that in no event shall any such service or business activity require the provision of substantial services by Executive to the operations or the affairs of such businesses or enterprises such that the provision thereof would interfere in any respect with the performance of Executive’s duties hereunder or cause a conflict of interest to the interests of the Company.
4.COMPENSATION AND BENEFITS.
a.Base Salary. As of the Effective Date, Executive’s Base Salary shall be three hundred fifty thousand dollars ($350,000) per year payable in periodic installments in accordance with the Company’s regular payroll practices as in effect from time to time. The Board or a duly authorized committee thereof will review the Base Salary on an annual basis and may increase the Base Salary from time to time based on merit or such other considerations as the Board or a duly authorized committee thereof may deem appropriate.
b.Commissions. Executive shall be eligible to receive commissions in accordance with a Company commission plan or arrangement, based on performance criteria established by the Board.
c.Benefits and Vacation. Executive shall be eligible to participate in and receive the benefits under any deferred compensation plan, health, life, accident and disability insurance plans or programs, and any other employee benefit or fringe benefit plans or arrangements that the Company makes available generally to other senior executives of the Company, pursuant to the provisions of such plans, programs or arrangements as in effect from time to time. Executive shall be entitled to four week’s paid vacation and additional sick days in accordance with the policies of the Company for its employees generally, as in effect from time to time.
d.Equity Incentive Compensation. Executive shall be eligible to receive grants, at the discretion of the Board or a duly authorized committee thereof, under any long-term equity- based incentive compensation plans established or maintained by the Company for its senior executive officers, in each case subject to the terms and conditions of the applicable plans and award documents with respect to such grants.
e.Expenses. The Company shall pay or reimburse Executive for all reasonable, ordinary and necessary business expenses incurred or paid by Executive during the Term in the performance of Executive’s services under this Agreement in accordance with the applicable policies and procedures of the Company as in effect from time to time, upon the presentation of proper expense statements or such other supporting documentation as the Company may reasonably require.
5.TERMINATION OF EMPLOYMENT.
a.General. Executive’s employment may be terminated by either party at any time and for any reason; and upon termination of Executive’s employment, the Term shall end.
b.Resignation without Good Reason. Executive may resign from employment with the Company without Good Reason by providing the Company with at least 60 days’ advance written notice. During the Resignation Notice Period, the Company, in its sole discretion, may elect to accelerate Executive’s date of termination of employment, it being understood that any such termination shall still be treated as a voluntary resignation without Good Reason for purposes of this Agreement. Even if Executive’s date of termination is accelerated, Executive shall be paid Executive’s Base Salary, and shall receive Benefits capable of being provided to persons who are not actively employed by the Company, as if Executive had worked through the end of the Resignation Notice Period. The Company reserves the right to require Executive not to be in the offices of the Company or any of its affiliates and/or not to undertake all or any of Executive’s duties and/or not to contact clients, colleagues or advisors of the Company or any of its affiliates during all or part of the Resignation Notice Period. During the Resignation Notice Period, Executive’s terms and conditions of service and duties of loyalty and confidentiality to the Company shall remain in full force and effect and, during any such Resignation Notice Period, Executive shall continue to perform as an employee in compliance with the terms of this Agreement and all other agreements applicable to Executive with respect to Executive’s service with the Company or any of its affiliates.
c.Death. Executive’s employment hereunder shall terminate automatically on the date of Executive’s death.
d.Disability. At the option of the Company, Executive’s employment hereunder may be terminated immediately upon Disability.
e.Termination for Cause. Notwithstanding any other provision of this Agreement, the Company may, at any time, immediately terminate Executive’s employment for Cause. The Company’s lack of immediate action with respect to conduct of Executive that would constitute Cause hereunder shall not preclude the Company from taking later action on such act or taking action with respect to another such act committed by Executive.
f.Termination Without Cause. The Company may, at any time, immediately terminate Executive’s employment without Cause.
6.COMPENSATION UPON TERMINATION (OTHER THAN A CHANGE IN CONTROL TERMINATION). Following any termination of Executive’s employment, the obligations of the Company to pay or provide Executive with compensation and benefits under Section 4 shall immediately cease, and the Company shall have no further obligations to Executive under this Agreement, except to provide (i) the Accrued Obligations, (ii) any additional amounts specifically provided by this Section 6, subject to the applicable terms and conditions of this Section 6, and (iii) any other amounts otherwise required by law.
a.Death or Disability. If, during the Term, Executive’s employment is terminated (x) by reason of Executive’s death or (y) by the Company for Disability, in addition to the Accrued Obligations, Executive shall receive the following compensation:
i.The Company shall pay to Executive (or to Executive’s estate or designated beneficiary in the event of Executive’s death) a lump sum amount equal to (A) one (1) year of Base Salary in effect as of the Termination Date, plus (B) the annual bonus earned based on performance for the year immediately preceding the year in which the Termination Date occurs, to the extent such bonus had not been paid as of the Termination Date, plus (C) if the Termination Date occurs during the second, third or fourth quarter of a year, the Pro-Rata Bonus for that year. Such payment shall be made in a single cash payment on the Cash Severance Commencement Date, provided that on or before the Cash Severance Commencement Date, Executive has executed, and delivered a general waiver and release agreement in the form of Exhibit B, attached, or in a form and with substance satisfactory to the Company, that is no longer subject to revocation. If Executive is unable to execute and deliver such waiver and release agreement due to death or Disability, then the waiver and release agreement shall be executed and delivered by an authorized agent or representative of Executive and/or Executive’s estate.
ii.As to any outstanding, unvested Equity Incentive Compensation awards on the Termination Date that are not Performance-Based Awards, except to the extent that the applicable award agreement or equity compensation plan provides for better treatment and notwithstanding the terms of any applicable award agreements entered into after the Effective Date (unless such award agreements expressly reference this Agreement), Executive shall immediately vest in such award. For any such awards that are Performance-Based Awards, vesting shall be based on the terms of the applicable equity compensation plan and award agreement in accordance with Section 6.d. Vested stock options shall remain exercisable during the periods provided in the applicable plan and award agreement.
b.For Cause or Without Good Reason. If, during the Term, Executive’s employment is terminated (i) by the Company for Cause or (ii) by Executive for any reason other than for Good Reason, the Company shall pay to Executive the Accrued Obligations.
c.Without Cause or for Good Reason (Other than a Change in Control Termination). If, during the Term, Executive’s employment with the Company terminates by reason of a Qualifying Termination (other than a Change in Control Termination), in addition to the Accrued Obligations, Executive shall receive the following compensation:

i.Executive shall receive cash severance in an amount equal to nine (9) months of Base Salary as in effect on the Termination Date. Such payment shall be made in a single cash payment on the Cash Severance Commencement Date.
ii.Executive shall be paid the annual bonus earned based on performance for the year immediately preceding the year in which the Termination Date occurs, to the extent such bonus had not been paid as of the Termination Date. Such bonus shall be paid at the same time bonuses are paid to other employees.
iii.If the Termination Date occurs during the second, third or fourth quarter of a year, Executive shall be paid the Pro-Rata Bonus for that year, made in a single cash payment on the Cash Severance Commencement Date.
iv.Executive shall be paid an amount equal to twelve (12) months of COBRA premiums based on the terms of Company’s group health plan and Executive’s coverage under such plan as of the Termination Date (regardless of any COBRA election actually made by Executive or the actual COBRA coverage period under the Company’s group health plan), payable in a single cash payment on the Cash Severance Commencement Date.
v.As to any outstanding, unvested Equity Incentive Compensation awards on the Termination Date, for any such awards that are Performance-Based Awards, the award shall vest at the end of the applicable performance period based on actual performance results and prorated for the portion of the performance period worked through the Termination Date.
All payments under clauses (i) - (v) of this Section 6.c. are conditioned on (A) Executive, on or before the Cash Severance Commencement Date, having executed and delivered a general waiver and release agreement in the form of Exhibit B, attached, or in a form and with substance satisfactory to the Company, that is no longer subject to revocation, and (B) Executive’s compliance with all applicable post-employment covenants with the Company, including those set forth in Section 8 of this Agreement.
d.Equity Incentive Compensation. Except as otherwise expressly provided herein, upon termination of Executive’s employment during the Term, any outstanding Equity Incentive

Compensation awards shall be forfeited or vest in accordance with the terms of the applicable plan and award agreement, and shall be subject to such other terms and conditions of such plan and award agreement that may apply as a result of such termination.
e.Benefits. Notwithstanding anything in this Section 6 to the contrary, the Benefits to which Executive is entitled upon or by reason of the termination of Executive’s employment with the Company shall be subject to, and shall be governed by, the terms and conditions of the applicable plans, programs and arrangements maintained by the Company with respect to such Benefits. Nothing in this Agreement shall be construed to be a waiver by the Executive of any benefits accrued for or due to the Executive under any employee benefit plan (as such term is defined in the Employee Retirement Income Security Act of 1974, as amended) maintained by the Company, if any, except that the Executive shall not be entitled to any severance benefits pursuant to any severance plan or program of the Company other than as provided herein.
f.D&O Insurance, and Indemnification. Through at least the sixth anniversary of the Termination Date, the Company shall maintain coverage for the Executive as a named insured on all directors’ and officers’ insurance maintained by the Company for the benefit of its directors and officers on at least the same basis as all other covered individuals and provide the Executive with at least the same corporate indemnification as it provides to other senior executives.
g.Expiration of Term. Notwithstanding anything in this Section 6 to the contrary, the expiration of the Term by itself shall not entitle Executive to receipt of any payments under this Section 6.

7.CHANGE IN CONTROL.
a.Treatment of Equity Incentive Compensation. As to any outstanding, unvested Equity Incentive Compensation awards immediately before a Change in Control, except to the extent that the applicable award agreement or equity compensation plan provides for better treatment and notwithstanding the terms of any applicable award agreements entered after the Effective Date (unless such award agreements expressly reference this Agreement):
i.For any such awards that are not Performance-Based Awards, (A) the awards shall vest in full immediately upon the Change in Control, and (B) any vested stock options shall remain exercisable during the periods provided in the applicable plans and award agreement.
ii.For any such awards that are Performance-Based Awards, the award shall be fully vested based on the greater of (A) assumed target performance or (B) performance as determined by the Board immediately before the Change in Control.
b.Change in Control Severance. If, during the Term, Executive’s employment with the Company terminates by reason of a Change in Control Termination, in addition to the Accrued Obligations, Executive shall receive the following compensation:
i.Executive shall receive cash severance in an amount equal to 9 months of Base Salary as in effect on the Termination Date. Such amount shall be payable in a single cash payment on the Cash Severance Commencement Date.
ii.Executive shall be paid the annual bonus earned based on performance for the year immediately preceding the year in which the Termination Date occurs, to the extent such bonus had not been paid as of the Termination Date. Such bonus shall be paid at the same time bonuses are paid to other employees.
iii.Executive shall be paid the Pro-Rata Bonus in a single cash payment on the Cash Severance Commencement Date.
iv.Executive shall be paid an amount equal to 9 months of COBRA premiums based on the terms of Company’s group health plan and Executive’s coverage under such plan as of the Termination Date (regardless of any COBRA election actually made by Executive or the actual COBRA coverage period under the Company’s group health plan), payable in a single cash payment on the Cash Severance Commencement Date.
All payments under clauses (i) - (iv) of this Section 7.b. are conditioned on (A) Executive, on or before the Cash Severance Commencement Date, having executed and delivered a general waiver and release agreement in the form of Exhibit B, attached, or in a form and with substance satisfactory to the Company, that is no longer subject to revocation, and (B) Executive’s compliance with all applicable post-employment covenants with the Company, including those set forth in Section 8 of this Agreement. For avoidance of doubt, if amounts are payable to Executive under this Section 7.b, no amounts shall be payable to Executive under Section 6.c.
8.NONSOLICITATION COVENANT. Executive agrees that Executive shall not directly or indirectly during the Term and for one (1) year after termination of Executive’s employment, either alone or through or in conjunction with any other person or entity employ, solicit, induce, or recruit, any person employed by any member of the Company Group at any time within the one (1) year period immediately preceding such employment, solicitation, inducement or recruitment.
9.ADJUSTMENTS TO PAYMENTS. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to Executive or for Executive’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (the “Payments”) would be subject to the excise tax imposed by Section 4999 (or any successor provisions) of the Code, or any interest or penalty is incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, is hereinafter collectively referred to as the “Excise Tax”), then the Payments shall be reduced (but not below zero) if and to the extent that such reduction would result in Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the imposition of the Excise Tax), than if Executive received all of the Payments. The Company shall reduce or eliminate the Payments, by first reducing or eliminating the portion of the Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the determination. All determinations required to be made under this Section, including whether and when an adjustment to any Payments is required and, if applicable, which Payments are to be so adjusted, shall be made by an independent accounting firm selected by the Company from among the four (4) largest accounting firms in the United States or any nationally recognized financial planning and benefits consulting company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and to Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and Executive.
10.COOPERATION. Upon the receipt of reasonable notice from the Company (including outside counsel), Executive agrees that while employed by the Company and thereafter, Executive will respond and provide information with regard to matters in which Executive has knowledge as a result of Executive’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of all claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of all claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of Executive’s employment with the Company. Executive agrees to promptly inform the Company if Executive becomes aware of any lawsuit involving such claims that may be filed or threatened against the Company or its affiliates. Executive also agrees to promptly inform the Company (to the extent that Executive is legally permitted to do so) if Executive is asked to assist in any investigation of the Company or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not provide such assistance unless legally required. Upon presentation of appropriate documentation, the Company shall pay or reimburse Executive for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by Executive in complying with this Section 10. For the first five hours of cooperation in any calendar month during the period of cooperation, Executive shall provide the specified cooperation services without hourly reimbursement. For each hour of cooperation or part thereof after five hours, in any calendar month, Company shall reimburse Executive at the hourly rate determined by this fraction: (final Base Salary / 2,080 hours).
11.ARBITRATION. The parties hereby agree to submit all disputes, claims and controversies (“Claims”) between the parties or related to or arising out of their employment relationship by and between the Company and Executive to final, binding arbitration to the fullest extent permitted by law. The Federal Arbitration Act., 9 U.S.C. § 1 et seq., shall govern the interpretation and enforcement of this Section 11. The court and not the arbitrator will determine matters of enforceability of this Section 11.
a.Statute of Limitations. The statutory limitations period applicable to a Claim asserted in a civil action shall apply to any such Claim asserted in any arbitration proceeding under this Section 11. Arbitration is commenced for limitations purposes by submitting the matter to the arbitral forum.
b.Individual Basis. All Claims that are subject to arbitration under this Section 11 must and will take place on an individual basis only.
c.Venue. Binding arbitration under this Section 11 shall be conducted in California unless required by law to be conducted elsewhere, in which case it shall be conducted where required by law.
d.Applicable Rules. The arbitration proceeding, including discovery, shall be conducted in accordance with the Federal Arbitration Act, the JAMS Policy on Employment Arbitration Minimum Standards and the JAMS Employment Arbitration Rules and Procedures then in effect (the “JAMS Rules”). Executive understands that if Executive wishes to receive a copy of the JAMS Rules currently in effect, Executive may inform the Company in writing, and the Company will provide them to Executive before Executive executes this Agreement. Executive also understand that JAMS Rules are available online at http://www.jamsadr.com/rules-employment-arbitration/.

e.Arbitrator Selection. The arbitration shall be conducted before a neutral arbitrator selected by all parties in accordance with JAMS Rules.
f.Cost Allocation. If required by applicable law, the Company shall pay all additional costs peculiar to the arbitration to the extent such costs would not otherwise be incurred in a court proceeding (for instance, the Company shall pay the arbitrator’s fees, and the JAMS administration and filing fees, to the extent such fees exceed court filing fees).
g.Attorneys’ Fees and Costs. Each party shall pay such party’s own costs and attorneys’ fees except that the arbitrator shall award costs and attorneys’ fees to the prevailing party.
h.Written Decision. The arbitrator shall follow applicable substantive law and, within 30 days after the conclusion of the arbitration, issue a written opinion setting forth the factual and legal bases for his or her decision.
i.Acknowledgement. EXECUTIVE UNDERSTANDS THAT EXECUTIVE IS GIVING UP EXECUTIVE’S RIGHT TO A JURY TRIAL BY ENTERING INTO THIS AGREEMENT. EXECUTIVE UNDERSTANDS THAT EXECUTIVE IS GIVING UP EXECUTIVE’S RIGHT TO COMMENCE OR PARTICIPATE IN A CLASS OR COLLECTIVE ACTION AND INSTEAD AGREES TO ARBITRATE ANY EMPLOYMENT-RELATED DISPUTE ON AN INDIVIDUAL BASIS ONLY TO THE MAXIMUM EXTENT PERMITTED BY LAW.
12.CODE SECTION 409A.
a.This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each separate payment or installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.
b.Notwithstanding any other provision of this Agreement, if at the time of Executive’s termination of employment, Executive is a “specified employee,” determined in accordance with Section 409A, any payments and benefits provided under this Agreement that constitute “nonqualified deferred compensation” subject to Section 409A that are provided to Executive on account of Executive’s separation from service shall not be paid until the first payroll date to occur following the six-month anniversary of Executive’s termination date (“Specified Employee Payment Date”). The aggregate amount of any payments that would otherwise have been made during such six-month period shall be paid in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. If Executive dies before the Specified Employee Payment Date, any delayed payments shall be paid to Executive’s estate in a lump sum within one week of Executive’s death.
c.To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any reimbursement of an eligible expense shall be paid to Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit. Any tax gross-up payments provided under this Agreement shall be paid to Executive on or before December 31 of the calendar year immediately following the calendar year in which Executive remits the related taxes.

d.Whenever in this Agreement a payment or benefit is conditioned on Executive’s execution of a release of claims, such release must be executed, and all revocation periods shall have expired within 60 days after the Termination Date; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes “nonqualified deferred compensation” subject to Section 409A, and if such 60-day period begins in one calendar year and ends in the next calendar year, the payment or benefit shall not be made or commence before the second such calendar year, even if the release becomes irrevocable in the first such calendar year.
13.GENERAL PROVISIONS.
a.Notices. All notices, requests, demands, statements, reports and other communications provided for by this Agreement shall be in writing (email being sufficient) and shall be sent by (i) certified mail, return receipt requested, postage prepaid, (ii) nationally recognized overnight delivery service, (iii) personal delivery or (iv) email. A notice shall be deemed to be given (x) if notice is delivered by certified mail or nationally recognized overnight delivery service, on the business day following the date of its mailing, (y) if such notice is delivered personally, upon delivery, or (z) if such notice is sent by email, upon sending. Each party may change such party’s address for notices by giving notice in accordance herewith. All notices shall be addressed and mailed or delivered to the following addresses:

If to the COMPANY:

Attn: Chief Executive Officer
Axonics Modulation Technologies, Inc. 26 Technology Drive
Irvine, CA 92618

If to EXECUTIVE:

Alfred Ford Jr.
46 Broadway
Rockville Center, NY 11570

b.Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements,

representations and understandings (whether written or oral) of the parties with respect to the subject matter hereof, including the Original Employment Agreement, and any other agreement between Executive and the Company or any of its affiliates and subsidiaries.
c.Modification and Waiver. No amendment or variation of the terms of this Agreement shall be valid unless made in writing and signed by Executive and a duly authorized representative of the Company (other than Executive). A waiver of any term or condition of this Agreement shall not be construed as a general waiver by the Company. If one or more provisions of this Agreement are held to be illegal or unenforceable under applicable law, such illegal or unenforceable provision(s) shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms.
d.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its conflict of law principles, and any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of California.
e.Assignment; Binding Effect. This Agreement is fully assignable and transferable by the Company, but any purported assignment or transfer by Executive is void. It is hereby agreed that Executive’s rights and obligations under this Agreement are personal and not assignable by Executive. This Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors and permitted assigns of the parties. EXECUTIVE HAS READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS AND ACCEPTS THE OBLIGATIONS WHICH IT IMPOSES UPON EXECUTIVE WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO EXECUTIVE TO INDUCE EXECUTIVE TO SIGN THIS AGREEMENT. EXECUTIVE SIGNS THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT THE COMPANY WILL RETAIN ONE COUNTERPART AND THE OTHER COUNTERPART WILL BE RETAINED BY EXECUTIVE.

f.Injunctive Relief. Executive agrees that any breach of this Agreement will cause irreparable harm to the Company for which damages would not be an adequate remedy, and, therefore, to the fullest extent permitted by applicable law, the Company will be entitled to injunctive relief with respect thereto in addition to any other remedies and without any requirement to post bond.
g.Survival. This Agreement shall terminate upon the expiration of the Term; provided that the provisions of Section 1 and Sections 6 through 13 shall survive termination of this Agreement and termination of Executive’s employment regardless of the reason for such termination.
h.Withholding. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to applicable law.

[Signature page follows]

In witness whereof, the parties have executed this Agreement as of the date first above written.

COMPANY:

Axonics Modulation Technologies, Inc.

By: /s/ Raymond W. Cohen
Raymond W. Cohen
Chief Executive Officer

EXECUTIVE:

/s/ Alfred Ford Jr.
Alfred Ford Jr.

Signature Page to Amended and Restated Executive Employment Agreement

EXHIBIT A

For purposes of interpreting the Agreement, the following definitions shall apply:
“Accrued Obligations” means, in connection with Executive’s termination of employment with the Company for any reason, (i) any unpaid Base Salary accrued through the Termination Date, payable as soon as practicable (not more than 30 days) after the Termination Date, and (ii) any unpaid Benefits accrued through the Termination Date to which Executive is entitled under any plans, programs or arrangements applicable to terminated employees in which Executive participates, payable in accordance with the terms of such plans, programs or arrangements.
“Base Salary” means Executive’s annual rate of base salary from the Company as provided in Section 4.a (including any permitted adjustments to the annual rate of base salary during the Term as provided by Section 4.a).
“Benefits” means the employee benefits provided to Executive by the Company under the provisions of Section 4.c.
“Board” means the Board of Directors of the Company.
“Cash Severance Commencement Date” means the 60th day after the Termination Date.
“Cause” means the occurrence of any of the following by Executive: (i) fraud, misappropriation, embezzlement or acts of similar dishonesty; (ii) conviction of, or plea of nolo contendere to, a felony; (iii) excessive use of alcohol or illegal use of drugs in the workplace; (iv) gross negligence or intentional or willful misconduct by Executive in the performance of Executive’s duties; (v) breach of Executive’s duty of loyalty to the Company or diversion or usurpation of corporate opportunities properly belonging to the Company; (vi) the knowing breach of the Company’s confidentiality agreement to which the Executive is a party to; or (vii) violation of any material provision of this Agreement or any other material provision of any other agreement between Executive and the Company.
“Change in Control” means a “Change in Control” as defined under the Axonics Modulation Technologies, Inc. 2018 Omnibus Incentive Plan.
“Change in Control Protected Period” means the period commencing on the date of a Change in Control and ending on first anniversary of the date of the Change in Control.

“Change in Control Termination” means a Qualifying Termination that occurs during the Change in Control Protected Period.
“Disability” means any physical or mental illness, impairment or incapacity which, in the good faith determination of the Board, has prevented Executive from performing the essential functions of Executive’s position hereunder for a period of 90 or more consecutive days (or for shorter periods totaling 120 days) during any period of 12 consecutive months, consistent with applicable law.
“Effective Date” means July 1, 2019, the effective date of this Agreement and the first day of the Term.
“Equity Incentive Compensation” means the equity compensation awards provided to Executive by the Company under Section 4.d.
“Good Reason” means the occurrence of any of the following events, without the express consent of Executive, (i) a material diminution in Executive’s Base Salary, or (ii) a material diminution in Executive’s position, duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law). In order for Executive to terminate Executive’s employment for Good Reason, (x) Executive must furnish written notice to the Company setting forth the facts and circumstances claimed to provide a basis for such resignation within 30 days following the occurrence of such facts and circumstances, (y) the Company shall have 30 days after its receipt of such written notice to cure such facts and circumstances in all material respects (and if so cured, then Executive shall not be permitted to resign for Good Reason in respect thereof), and (z) Executive must actually terminate Executive’s employment within 30 days following the expiration of the Company’s cure period set forth above.
“Performance-Based Award” means an option, restricted stock or other Equity Incentive Compensation award that vests based on performance-based criteria.
“Pro-Rata Bonus” means an amount determined as of Executive’s Termination Date as follows: (i) if Executive’s termination of employment is due to Executive’s death or Disability or by reason of a Qualifying Termination that is not a Change in Control Termination, the Pro-Rata Bonus shall equal the actual annual cash bonus earned based on performance through the Termination Date as determined by the Board, multiplied by the Pro-Rata Fraction, payable in a lump sum at the time specified in Section 6.a or Section 6.c (as applicable); and (ii) if Executive’s termination of employment is due to a Change in

Control Termination, the Pro-Rata Bonus shall equal the target annual cash bonus for the year in which the Termination Date occurs, multiplied by the Pro-Rata Fraction, and payable in a lump sum at the time specified in Section 7.b.
“Pro-Rata Fraction” means a fraction, the numerator of which is the number of days in the calendar year through Executive’s Termination Date and the denominator of which is 365.
“Qualifying Termination” means a termination of Executive’s employment with the Company during the Term either (i) by the Company other than for Cause, or (ii) by Executive with Good Reason.
“Resignation Notice Period” means the period, not less than 60 days, between the date Executive provides the Company with written notice of his intent to resign from employment with the Company and the intended effective date of such resignation.
“Termination Date” means the date of Executive’s termination of employment with the Company as determined under this Agreement.

EXHIBIT B

GENERAL RELEASE
I, ___________ in consideration of and subject to the performance by Axonics Modulation Technologies, Inc. (together with its subsidiaries and successors, the “Company”), of its obligations under the Amended and Restated Executive Employment Agreement dated as of ___________, 2019 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective affiliates, subsidiaries and direct or indirect parent entities and all present, former and future directors, officers, agents, representatives, employees, successors and assigns of the Company and/or its respective affiliates, subsidiaries and direct or indirect parent entities (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.
1.I understand that any payments or benefits paid or granted to me under the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.
2.Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or
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termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Americans with Disabilities Act Amendments Act of 2008; the Family and Medical Leave Act of 1993; the Labor Management Relations Act; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; the Sarbanes-Oxley Act of 2002; the California Worker Adjustment Retraining and Notification Act; the California Fair Employment and Housing Act; the California Labor Code; the California Family Rights Act; the California Industrial Welfare Commission Wage Orders; the California Constitution; the California Government Code; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance, as well as any amendments to any of the foregoing; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).
3.I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.
4.I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).
5.I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate
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in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving (i) any right to the severance benefits to which I am entitled under the Agreement, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise, (iii) claims under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (iv) claims related to reimbursement of ordinary and reasonable business expenses in accordance with the Company’s policies in effect from time to time, and (v) claims relating to any outstanding equity-based award on the date of termination in accordance with the terms thereof.
6.In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.
7.I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.
8.I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel that I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.
9.Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and
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circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self regulatory organization or any governmental entity. In addition, nothing in this General Release prevents disclosure of information permitted under applicable law regarding an act of sexual assault, an act of sexual harassment, an act of workplace harassment or discrimination based on sex, or failure to prevent an act of workplace harassment or discrimination based on sex or an act of retaliation against a person for reporting harassment or discrimination based on sex.
10.I hereby acknowledge that Sections 4 through 10 of the Agreement shall survive my execution of this General Release.
11.I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.
I SPECIFICALLY AND FREELY WAIVE ANY AND ALL RIGHTS I MAY HAVE UNDER CALIFORNIA CIVIL CODE SECTION 1542, WHICH STATES:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
IN WAIVING THE PROTECTIONS OF CIVIL CODE SECTION 1542, I ACKNOWLEDGE AWARENESS OF THE ACTUAL FACTS AND CIRCUMSTANCES SURROUNDING THE AGREEMENT UPON WHICH THIS RELEASE IS GIVEN. TO EFFECT A FULL AND COMPLETE WAIVER AND RELEASE, I ASSUME THE RISK THAT I MAY LATER DISCOVER FACTS DIFFERENT FROM THOSE I NOW KNOW OR BELIEVE TO BE TRUE.
12.Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.
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13.Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.I HAVE READ IT CAREFULLY;
2.I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;
3.I VOLUNTARILY CONSENT TO EVERYTHING IN IT;
4.I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;
5.I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED 21 DAY PERIOD;
6.I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;
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7.I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND
8.I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:	DATED:

NAME:
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